Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 11 to Registration Statement on Form S-3 (File No. 333-130074) of The Goldman Sachs Group, Inc. of our report dated January 24, 2008 relating to the financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Part II, Item 8 of Form 10-K for the fiscal year ended November 30, 2007 of The Goldman Sachs Group, Inc. We also consent to the incorporation by reference in such Registration Statement of our report dated January 24, 2008 relating to Selected Financial Data, which appears in Exhibit 99.1 of Form 10-K for the fiscal year ended November 30, 2007 of The Goldman Sachs Group, Inc.

/s/ PRICEWATERHOUSECOOPERS LLP
New York, New York
July 16, 2008